EXHIBIT 2.2

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of March 3, 2008 by and among the stockholders listed on the signature page(s) hereto (collectively, the “Stockholders” and each individually, a “Stockholder”), Optio Software, Inc., a Georgia corporation (the “Company”), and Bottomline Technologies (de), Inc., a Delaware corporation (“Parent”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

WHEREAS, as of the date hereof, the Stockholders collectively own of record and beneficially the shares of Company Stock (such shares being referred to herein collectively as the “Shares” and, for the avoidance of doubt, all references herein to a Stockholder’s Shares shall include not only all the Shares opposite such Stockholder’s name on Schedule I, but also all additional shares of Company Stock that are owned directly or indirectly by such Stockholder, subject in all cases to Transfers (as defined herein) of such Shares that have been made to Permitted Transferees (as defined herein) to the extent permitted by and in accordance with Section 2(a)) set forth opposite their respective names on Schedule I hereto;

WHEREAS, concurrently with the execution of this Agreement, Parent, Olive Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Stockholders enter into, and in order to induce Parent to enter into the Merger Agreement, the Stockholders are willing to enter into, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

Section 1.               Voting of Shares.

(a)           Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Company Shareholders’ Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder (i) will vote or consent to, or cause to be voted or consented to, all of his, her or its Shares to approve the Merger Agreement and (ii) will vote all of his, her or its Shares against, and not provide consents to, any and all Competing Transactions and agreements providing for Competing Transactions or any proposal or nomination made by a Person who is, or whose Affiliate is, making, or has communicated an intention to make, a proposal for a Competing Transaction.  In the event the Merger Agreement is amended in accordance with its terms to provide for a tender offer structure, such Stockholder shall tender his, her or its Shares before the scheduled expiration date for such tender offer by Parent.

(b)           Each Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares at the Company Shareholders’ Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company with respect to any of the matters specified in, and in accordance and consistent with, Section 1(a).  Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.  Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement.  Except as otherwise provided for herein, each Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the applicable provisions of the GBCC.  Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

Section 2.               Transfer of Shares; Non-Solicitation.

(a)           Each Stockholder covenants and agrees that, without the written consent of Parent, such Stockholder will not directly or indirectly (i) sell, assign, transfer (including by merger, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber, assign or otherwise dispose of (“Transfer”) any Shares or the Beneficial Ownership (as hereinafter defined) thereof (except to a Permitted Transferee), (ii) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or the Beneficial Ownership thereof or grant or agree to grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer of any Shares or the Beneficial Ownership thereof  (except, in each case under clause (i) and this clause (iii), to a Permitted Transferee).  For purpose of this Agreement, “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act (disregarding the reference to “within 60 days” in Rule 13d-3(d)(1)(i)).  As used herein, a “Permitted Transferee” shall mean a Person that (A) is a signatory to this Agreement as of the date hereof, owns Shares continuously from the date hereof through the time of the action proposed under Section 2(a)(i) or  Section 2(a)(iii), and has not violated this Agreement or (B) before such action proposed under Section 2(a)(i) or Section 2(a)(iii) occurs, agrees in writing, in form and substance to the reasonable satisfaction of Parent, to be bound as a Stockholder under this Agreement and has not violated this Agreement.  In connection with any Transfer of Shares to a Permitted Transferee, the transferring Stockholder may transfer its rights and obligations under this Agreement to the Permitted Transferee, but the transferring Stockholder shall remain primarily liable for all breaches of such obligations before such Transfer and shall remain secondarily liable for all breaches of such transferred obligations from and after such Transfer.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall permit any Transfer of Shares, Beneficial Ownership, rights or obligations or any other action that would otherwise be permitted by this Section 2(a) if such Transfer or other action would create any material impediment or delay to the performance or consummation of the Merger Agreement or this Agreement, including, without limitation, triggering the applicability of any state takeover statute or similar law to the Merger Agreement, this Agreement or any of the transactions contemplated by the Merger Agreement or this Agreement.

(b)           Each Stockholder undertakes that, while this Agreement is in effect, except as contemplated by Section 8, such Stockholder shall not, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Competing Transaction, (ii) agree to, approve, endorse or recommend any Competing Transaction, (iii) execute or enter into any letter of intent, agreement in principle, memorandum of understanding, agreement, option agreement, merger agreement, asset purchase or share exchange or issuance agreement, voting agreement or similar agreement or arrangement with respect to any Competing Transaction,  (iv) enter into, continue, participate, engage or knowingly assist in any manner in negotiations or discussions with, or provide any non-public information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Competing Transaction or (v) authorize any of such Stockholder’s officers, directors or employees (where applicable) or any investment banker, financial advisor, attorney, accountant or other representatives retained by such Stockholder or by any of its Affiliates to take any of the actions set forth in clauses (i) through (iv) of this Section 2(b).

Section 3.               Waiver of Appraisal Rights.  Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, dissenters’ rights or similar rights that Stockholder may have in connection with the transactions contemplated by the Merger.

Section 4.               Reasonable Efforts to Cooperate.

(a)           Except as contemplated by Section 8, each Stockholder will, without further consideration, promptly provide any information reasonably requested by the Company, Parent or Merger Sub for any regulatory application or filing made or approval sought in connection with the transactions contemplated by this Agreement or the Merger Agreement (including filings with the SEC or any other Governmental Entity).

(b)           Each Stockholder hereby consents to the publication and disclosure in the Proxy Statement, statements of beneficial ownership filed by Parent and its Affiliates (and any other documents or communications provided by Parent, Merger Sub or the Company to any Governmental Entity or to security holders of the Company) such Stockholder’s identity and Beneficial Ownership of the Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement.

(c)           Each Stockholder agrees, while this Agreement is in effect, to notify Parent promptly in writing (i) of the number of additional Shares, any options to purchase Shares or other securities of the Company acquired by such Stockholder, if any, after the date hereof and (ii) if it receives, in its capacity as a Stockholder, any inquiries or proposals relating to the matters contemplated by Section 2(b) and to include in such notice the identity of the counterparty and the material provisions of the inquiry or proposal.

(d)           Each Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.

(e)           If Stockholder is the Beneficial Owner of the Shares but not the record owner, Stockholder agrees to take all actions necessary to cause the record owner and any nominees to vote all of the Shares in accordance with Section 1(a).

Section 5.               Representations and Warranties of the Stockholders.  Each Stockholder on such Stockholder’s own behalf hereby severally, and not jointly, represents and warrants to Parent as follows:

(a)           Ownership of Shares.  Except as set forth on Schedule I hereto, the Stockholder (i) is the sole owner of record and Beneficial Owner of all of the Shares as set forth opposite his, her or its name on Schedule I hereto free and clear of any pledges, liens, security interests, mortgage, claims, defects or other encumbrances and (ii) has sole voting power with respect to all of such Shares and has not entered into any voting agreement or voting trust with respect to any such Shares and has not as of the date hereof granted a proxy, a consent or power of attorney with respect to such Shares and, so long as this Agreement is in effect, will not grant any such proxies, consents and powers of attorney with respect to such Shares that are inconsistent with this Agreement.

(b)           Power, Binding Agreement.  The Stockholder has the requisite power and authority to enter into and perform all of his, her or its obligations under this Agreement, including the granting of the irrevocable proxy pursuant to Section 1(b), and no further proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance by such Stockholder of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(c)           No Conflicts.  The execution and delivery of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby by the Stockholder will not, result in any breach or violation of, require any consent under, be in conflict with or constitute a default (whether with notice of lapse of time or both) under any mortgage, bond, indenture, agreement, instrument, obligation, judgment, order, decree, law or regulation to which the Stockholder is a party or by which the Stockholder (or his, her or its Shares) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not in any material respect impair or adversely affect the Stockholder’s ability to perform his, her or its obligations under this Agreement.  Except as expressly contemplated hereby or as set forth on Schedule I hereto, the Stockholder is not a party to any voting agreement or voting trust relating to the Shares.

(d)           Brokers and Finders. Except as may be disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company based on any arrangement made on behalf of Stockholder.

Section 6.               Termination.  This Agreement shall terminate upon the first to occur of (a) the Effective Time of the Merger and (b) any termination of the Merger Agreement in accordance with the terms thereof.  Any such termination shall be without prejudice to liabilities arising hereunder before such termination.

Section 7.               Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without posting any bond or other undertaking.

Section 8.               Fiduciary Duties.  Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, including any actions or inactions permitted under the Merger Agreement.

Section 9.               Miscellaneous.

(a)           Entire Agreement; Amendments, Modifications and Waivers.  This Agreement and the Merger Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement or the Merger Agreement. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto; provided, that Parent and Merger Sub may waive compliance by any other party with any representation, agreement or condition otherwise required to be complied with by any such party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in writing and executed by Parent and Merger Sub.

(b)           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(c)           Governing Law; Consent to Jurisdiction.  (i) Except to the extent that the GBCC is applicable hereto, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.  (ii) In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties:  (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, and (B) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware.

(d)           Counterparts and Signature.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission.

(e)           Notices.  Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by a recognized overnight courier service or by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

(i)            if to a Stockholder to the address set forth below such Stockholder’s name on Schedule I to this Agreement;

(ii)           if to the Parent, to:

Bottomline Technologies (de), Inc.

325 Corporate Drive
Portsmouth, NH 03801

Attn: Kevin Donovan
Facsimile Number: (603) 436-0300

with a copy (which shall not constitute notice) to:

WilmerHale LLP

60 State Street

Boston, MA 02109

Attn:  John A. Burgess, Esq.

Facsimile Number: (617) 526-5000

(iii)          if to the Company, to:

Optio Software, Inc.

Windward Fairway II

3015 Windward Plaza

Alpharetta, Georgia 30005

Attention:  C. Wayne Cape, President and CEO

Facsimile Number:  (770) 576-3642

with a copy (which shall not constitute notice) to:

Locke Lord Bissell & Liddell LLP
1900 The Proscenium
1170 Peachtree Street, NE
Atlanta, Georgia  30309
Attention:  Neil H. Dickson, Esq.
Facsimile Number: (404) 872-5547

Any such notice, request, instruction or other document shall be deemed received (i) on the date delivered personally or delivered by confirmed facsimile transmission, (ii) on the next Business Day after it was sent by overnight courier, delivery charges prepaid; or (iii) on the fourth Business Day after it was sent by registered or certified mail, postage prepaid.  Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

(f)            No Third Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

(g)           Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment or delegation without such prior written consent shall be null and void, except that the Parent may assign this Agreement to any direct or indirect wholly owned subsidiary of the Parent without the consent of the Company or the Stockholders (provided that the Parent shall remain liable for all of its obligations under this Agreement) and any Stockholder may assign this Agreement to the extent permitted by, and in accordance with, Section 2(a).  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(h)           Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

(i)            WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE OTHER PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(j)            Confidentiality.  Stockholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to herein.  In this connection, pending public disclosure of the Merger Agreement, and so that Parent may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Parent and the Company, except for disclosures Stockholder’s counsel advises are necessary to fulfill any legal requirement, in which case Stockholder shall give notice of such disclosure to Parent and the Company as promptly as practicable so as to enable Parent and the Company to seek a protective order from a court of competent jurisdiction with respect thereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

COMPANY

By:	/s/ C. Wayne Cape
Name:	C. Wayne Cape
Its:	CEO and President

PARENT

By:	/s/ Kevin Donovan
Name:	Kevin Donovan
Its:	CFO

STOCKHOLDERS:

/s/ C. Wayne Cape
Signature

/s/ Donald French
Signature

TRINAD CAPITAL MASTER FUND, LTD.

By:	/s/ Jay. A. Wolf
Name:	Jay. A. Wolf
Its:	Director

Schedule I

Stockholder Name and Address	Number of Shares

Wayne Cape c/o Optio Software, Inc. 3015 Windward Plaza Alpharetta, GA 30005	4,224,728	(1)

Donald French c/o Optio Software, Inc. 3015 Windward Plaza Alpharetta, GA 30005	1,246,500	(1)

Trinad Capital Master Fund, Ltd. 2121 Avenue of the Stars, Suite 2550 Los Angeles, CA 90067	3,141,547	(1)(2)

Total	8,612,775	(1)

(1)  The total number of Shares subject to this Agreement shall never be more than 40% of the Company’s outstanding Shares as of the record date relating to the Company Shareholders’ Meeting (the “Record Date”).  To the extent that the total of the Shares owned by the above Stockholders exceeds 40% of the outstanding Shares as of the Record Date (such excess shares, the “Excess Shares”), the number of Shares held by each Stockholder above that are subject to this Agreement shall be reduced by one-third of the Excess Shares.

(2)  All Shares owned by Trinad are held in street name.